As filed with the Securities and Exchange Commission on August 19, 2015

Registration No. 333-51754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFORMATICA LLC

(Exact name of registrant as specified in its charter)

Delaware	77-0333710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2100 Seaport Blvd.

Redwood City, California 94063

(650) 385-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anil Chakravarthy

Acting Chief Executive Officer

Informatica LLC

2100 Seaport Blvd.

Redwood City, California 94063

(650) 385-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jose F. Macias, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DERIGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, as amended (File No. 333-51754) (the “Registration Statement”) of Informatica LLC (the “Company”) is being filed to deregister all securities of the Company that had been registered for issuance on the Registration Statement that remain unsold under such Registration Statement.

On August 6, 2015, pursuant to the terms of an Agreement and Plan of Merger (as amended, supplement or modified, the “Agreement”), dated as of April 6, 2015, by and among Ithaca Holdco 2 LLC, a Delaware limited liability company (f/k/a Italics Inc., “Newco”), Ithaca Merger Sub LLC, a Delaware limited liability company (f/k/a Italics Merger Sub Inc.) and wholly owned subsidiary of Newco (“Merger Sub”) and the Company, Merger Sub was merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Newco. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on August 19 2015.

INFORMATICA LLC

By:	/s/ Anil Chakravarthy
Anil Chakravarthy
Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anil Chakravarthy		August 19, 2015
Anil Chakravarthy	Acting Chief Executive Officer
(Principal Executive Officer)
/s/ Michael J. Berry		August 19, 2015
Michael J. Berry	Chief Financial Officer and Executive Vice President, Operations and Corporate Planning
(Principal Financial Officer)
/s/ Gil Nayot		August 19, 2015
Gil Nayot	Vice President and Treasurer Ithaca Holdco 2 LLC Sole Member of Informatica LLC